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                                  Exhibit A(2)

           RESOLUTIONS ADOPTED BY THE DIRECTORS OF NORTHWESTERN MUTUAL
                      SERIES FUND, INC. ON FEBRUARY 6, 2003

          RESOLVED, that the Board hereby amends the first two paragraphs of Article FIFTH of the Articles of Incorporation of the corporation to read as follows, effective February 7, 2003:

          FIFTH: The total number of shares of capital stock which the corporation shall have authority to issue is thirty-nine billion (39,000,000,000) shares of the par value of One Cent ($0.01) per share and the aggregate par value of Three Hundred Ninety Million Dollars ($390,000,000). Thirty-six billion (36,000,000,000) shares shall be divided into the following classes of capital stock, each class comprising the number of shares and having the designations indicated, subject, however, to the authority to increase and decrease the number of shares of any class hereinafter granted to the Board of
Directors:

            CLASS                                               NUMBER OF SHARES
            -----                                               ----------------
Index 500 Stock Portfolio Capital Stock                            2,000,000,000
Select Bond Portfolio Capital Stock                                1,000,000,000
Money Market Portfolio Capital Stock                               2,000,000,000
Balanced Portfolio Capital Stock                                   3,000,000,000
Aggressive Growth Stock Portfolio Capital Stock                    2,000,000,000
Templeton International Equity Portfolio Capital Stock             2,000,000,000
High Yield Bond Portfolio Capital Stock                            2,000,000,000
Large Cap Core Stock Portfolio Capital Stock                       2,000,000,000
Growth Stock Portfolio Capital Stock                               2,000,000,000
Index 400 Stock Portfolio Capital Stock                            2,000,000,000
Small Cap Growth Stock Portfolio Capital Stock                     2,000,000,000
T. Rowe Price Small Cap Value Portfolio Capital Stock              2,000,000,000
International Growth Portfolio Capital Stock                       2,000,000,000
Capital Guardian Domestic Equity Portfolio Capital Stock           2,000,000,000
Asset Allocation Portfolio Capital Stock                           2,000,000,000
AllianceBernstein Mid Cap Value Portfolio Capital Stock            2,000,000,000
Janus Capital Appreciation Portfolio Capital Stock                 2,000,000,000
T. Rowe Price Equity Income Portfolio Capital Stock                2,000,000,000
Unallocated                                                        3,000,000,000
                                                                ----------------
TOTAL                                                             39,000,000,000

The balance of three billion (3,000,000,000) shares of such stock may be issued in such classes, or in any new class or classes each comprising such number of shares and having such

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designations, such powers, preferences and rights and such qualifications, limitations and restrictions as shall be fixed and determined from time to time by resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors, to whom authority so to fix and determine the same is hereby expressly granted. In addition, the Board of Directors is hereby expressly granted authority to increase or decrease the number of shares of any class, but the number of shares of any class shall not be decreased by the Board of Directors below the number of shares thereof then outstanding.

BE IT FURTHER RESOLVED, that the officers of the corporation are authorized and directed to prepare articles supplementary and amended Articles of Incorporation to reflect the actions taken by these resolutions, to file such articles supplementary and amended articles in accordance with the applicable requirements of the laws of Maryland, and to pay such franchise and bonus taxes as may be due.